Exhibit 99.1
SXC HEALTH SOLUTIONS ANNOUNCES 2008 FIRST QUARTER FINANCIAL RESULTS
Lisle, Illinois, May 8, 2008, SXC Health Solutions, Corp. (“SXC” or the “Company”) (NASDAQ: SXCI, TSX: SXC), announces its financial results for the three-month period ended March 31, 2008. Financial references are in U.S. dollars unless otherwise indicated.
Q1 2008 Operational Highlights
•	Announced the acquisition of National Medical Health Card Systems, Inc. (“NMHC”)
•	Total revenue was $24.3 million, compared to $24.3 million in Q1 2007
•	Recurring revenue was $18.9 million, compared to $17.9 million in Q1 2007
•	Adjusted EBITDA was approximately $6.3 million, or 26% of total revenue for Q1 2008 and 2007
•	Net income before tax was $5.0 million, compared to $5.4 million in Q1 2007
•	Net income was $3.4 million, or $0.16 per share (diluted), compared to $3.7 million, or $0.17 per share (diluted), in Q1 2007
•	Cash and cash equivalents grew from $90.9 at December 31, 2007, to $96.6 million at March 31, 2008
•	112.0 million prescription drug claims were processed in Q1 2008 compared to 97.3 million in Q1 2007
“The major development in Q1 was the announcement of our acquisition with NMHC, which closed on April 30,” said Gordon S. Glenn, Chairman and CEO of SXC. “The addition of NMHC is a transformative event for SXC and completes an important part of our strategic footprint. We have enhanced our position as the leading technology-enabled Pharmacy Spend Management company, offering the PBM industry’s broadest set of choices to contain the cost of pharmaceuticals and improve patient care. Ultimately, we believe the acquisition will increase our sales opportunities, make us more competitive and strengthen client relationships across all our business lines.”
“Our integration process is moving along according to plan and already NMHC’s mail-order, specialty pharmacy and clinical offerings are finding interest throughout SXC’s customer base,” said Mark Thierer, President and COO of SXC. “We have completed field visits to meet NMHC’s employees and key customers, where the energy level is high, and we have now turned our attention toward generating our revenue and cost saving synergies. With our newly acquired service offerings and employee expertise, we are uniquely positioned to deliver the strategic solution for pharmacy spend management to our customers across multiple market segments.”
Financial Review
Total revenue for Q1 2008 was $24.3 million, compared to $24.3 million in Q1 2007. Recurring revenue was $18.9 million in Q1 2008, up 6% compared to $17.9 million for the same period last year. Recurring revenue consisted of transaction processing revenue of $14.6 million, up 6% from $13.8 million for Q1 2007, and maintenance revenue of $4.2 million, up 3% from $4.1 million in Q1 2007. Overall, recurring revenue accounted for 78% of total revenue in Q1 2008, compared to 74% in Q1 2007.
Driven by growth in its PBM services business, SXC’s transaction volume increased 15% from 97.3 million in Q1 2007 to 112.0 million in Q1 2008.
Non-recurring revenue was $5.5 million for Q1 2008 compared to $6.4 million in Q1 2007. Non-recurring revenue consisted of system sales revenue of $1.7 million, down from $3.1 million last year, and professional service revenue of $3.8 million, up from $3.3 million in Q1 2007. The reduction in system sales revenue is primarily due to fewer upgrades for existing clients with tiered license agreements.

Gross profit margin in Q1 2008 was 55% compared to 60% for the same period last year. The decrease in 2008 is largely attributable to increased implementation costs related to the Department of Veteran Affairs contract which started April 1, in addition to lower system sales. Cost of revenue increased 12% to $10.8 million in Q1 2008, compared to $9.7 million in Q1 2007. The increase is primarily due to personnel and support costs related to the growing transaction processing business.
In the accompanying consolidated statement of operations, Q1 2008 stock-based compensation expense was allocated to cost of revenue, product development expense and selling, general and administrative (“SG&A”) expense, in the amount of $0.1 million, $0.1 million and $0.6 million, respectively. This compares to the allocation in Q1 2007 to cost of revenue, product development expense and SG&A, in the amount of $0.1 million, $0.1 million, and $0.3 million, respectively.
Q1 2008 product development expenses were $2.5 million, or 10% of revenue, compared to $2.9 million, or 12% of revenue, in Q1 2007. Q1 2008 SG&A expenses were $5.9 million, or 24% of revenue, compared with $6.2 million, or 25% of revenue, in Q1 2007.
Adjusted EBITDA1 for Q1 2008 remained consistent with Q1 2007 at $6.3 million, or 26% of revenue.
Income before income taxes was $5.0 million in Q1 2008, compared to $5.4 million in Q1 2007. SXC incurred a blended tax rate of approximately 33% in Q1 2008, compared to a blended rate of 31% in Q1 2007.
SXC reported net income of $3.4 million, or $0.16 per share (diluted), in Q1 2008, compared to $3.7 million, or $0.17 per share (diluted), for the same period last year. Net income decreased year-over-year primarily due to the $1.2 million decrease in gross profit, offset in part by a $0.5 million decrease in product development costs and a $0.3 million decrease in SG&A costs.
SXC also continues to generate strong cash from operations. In Q1 2008, the Company generated cash from operations of approximately $8.0 million, compared to $9.8 million of cash from operations generated in Q1 2007. The Company’s quarterly cash flows can be impacted by the timing of pharmacy deposit and rebate payments it receives for certain customers. Net of pharmacy deposits and rebates payments, Q1 2008 cash from operations was approximately $6.9 million, compared to Q1 2007 cash from operations, net of pharmacy deposits and rebate payments, of approximately $5.7 million.
Liquidity and Resources
SXC has a strong balance sheet from which to pursue its growth initiatives. At March 31, 2008, the Company had cash and cash-equivalents of $96.6 million, up from $90.9 million at December 31, 2007.
Subsequent to quarter-end, on April 30, SXC completed the approximately $143 million acquisition of NMHC. The purchase price was funded with a combination of cash and the Company’s stock. The purchase price was financed through a $48.0 million secured term loan, approximately $54 million of cash on hand, and 2.8 million shares of SXC common stock. This use of funds was not reflected in the Company’s cash and cash equivalents balance at March 31, 2008.
2008 Financial Guidance
With the acquisition of NMHC now complete, SXC is revising its previously announced stand-alone guidance for fiscal 2008 to account for the impact of the combined operations. The Company now expects:
•	Consolidated revenue of $545-$600 million
•	Gross profit of $106-$114 million
•	Adjusted EBITDA of $35-$39 million
•	GAAP EPS (diluted) of $0.41-$0.50 (including an estimated $7.0 million of amortization directly related to the NMHC acquisition)
•	Non-GAAP adjusted earnings per share[1] (diluted) of $0.61-$0.70 (excluding the $7.0 million of NMHC transaction-related amortization)
•	Diluted shares outstanding post-acquisition are approximately 24.5 million
•	The Company reconfirms its objective of generating $6.0-$8.0 million of synergies in the first 12 months following closing of the NMHC transaction, and $12-$14 million of synergies in the subsequent 12 months.

Future Reporting Format
For future quarterly and annual reporting periods, SXC will present its revenue in two segments: PBM (pharmacy benefit management) which includes mail-order and specialty pharmacy, and Healthcare IT.
Notice of Conference Call
SXC will host a conference call on May 8, 2008 at 8:30AM (ET) to discuss its Q1 2008 financial results. Mr. Gordon S. Glenn, Chairman and CEO, will host the call. To participate on the call, please dial 416-644-3427 or 1-800-814-4941. A replay of the call can be heard by dialling 416-640-1917 or 1-877-289-8525 and entering the reference code 21270165. The taped call will be available until May 15, 2008.
A live audio webcast of the call will be available at www.sxc.com and www.newswire.ca. Webcast attendees are welcome to listen to the conference in real-time or on-demand at your convenience.

1Non-GAAP Financial Measures
SXC reports its financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). SXC’s management also evaluates and makes operating decisions using various other measures. Two such measures are adjusted earnings per share and adjusted EBITDA, which are non-GAAP financial measures. SXC’s management believes that these measures provide useful supplemental information regarding the performance of SXC’s business operations.
Adjusted earnings per share is a non-GAAP measure which takes earnings per share and adds back the impact of acquisition-related amortization expense, net of tax. Acquisition-related amortization expense is a non-cash expense arising from the acquisition of intangible assets in connection with the acquisition. SXC excludes acquisition-related amortization expense from non-GAAP adjusted earnings per share because it believes (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of SXC business operations and (ii) such expenses can vary significantly between periods as a result of new acquisitions and full amortization of previously acquired intangible assets. Investors should note that the use of these intangible assets will contribute to revenue in the future period presented and periods beyond that and should also note that such expense will recur in future periods. The 2008 guidance of adjusted earnings per share were computed by taking the Company’s GAAP earnings per share guidance of $0.61 - $0.70 and adding back the expected impact of acquisition-related amortization expense, net of tax, of $0.20 per share.
Adjusted EBITDA is a non-GAAP measure that management believes is a useful supplemental measure of operating performance prior to net interest income (expense), income taxes, depreciation, amortization, stock-based compensation, debt service, and certain other one-time charges. Management believes it is useful to exclude depreciation, amortization and net interest income (expense) as these are essentially fixed amounts that cannot be influenced by management in the short term. In addition, management believes it is useful to exclude stock-based compensation as this is not a cash expense. Lastly, debt service and certain other one-time charges (including lease termination charges and losses on disposals of capital assets) are excluded as these are not recurring items.
Management believes that adjusted earnings per share and adjusted EBITDA provide useful supplemental information to management and investors regarding the performance of the Company’s business operations and facilitate comparisons to its historical operating results. Management also uses this information internally for forecasting and budgeting as it believes that the measures are indicative of the Company’s core operating results. Note however, that both items are performance measures only, and do not provide any measure of the Company’s cash flow or liquidity. Non-GAAP financial measures should not be considered as a substitute for measures of financial performance in accordance with GAAP, and investors and potential investors are encouraged to review the reconciliation of adjusted earnings per share adjusted EBITDA.

Adjusted earnings per share and adjusted EBITDA do not have standardized meanings prescribed by GAAP. The Company’s method of calculating adjusted earnings per share and adjusted EBITDA may differ from the methods used by other companies and, accordingly, it may not be comparable to similarly titled measures used by other companies. Reconciliation of adjusted EBITDA to net income is shown below (in thousands):

	For the three months ended
	March 31,
	2008	2007
	unaudited	unaudited

Adjusted EBITDA	$6,333	$6,284

Depreciation	(1,165)	(940)
Amortization	(396)	(396)
Stock-based compensation	(779)	(403)
Net loss on disposal of assets	—	(133)
Other income (expense)	(6)	1
Interest income (expense), net	1,019	1,027
Income tax recovery (expense)	(1,649)	(1,707)

Net Income	$3,357	$3,733

About SXC Health Solutions, Corp.
SXC Health Solutions, Corp. is a leading provider of pharmacy benefits management (PBM) services and healthcare IT solutions to the healthcare benefits management industry. The Company’s product offerings and solutions combine a wide range of software applications, application service provider (ASP) processing services and professional services, designed for many of the largest organizations in the pharmaceutical supply chain, such as Federal, provincial, and, state and local governments, pharmacy benefit managers, managed care organizations, retail pharmacy chains and other healthcare intermediaries. SXC is headquartered in Lisle, Illinois with 13 locations in the US and Canada. For more information please visit www.sxc.com.

Forward-Looking Statements
Certain statements included herein, including those that express management’s expectations or estimates of our future performance, constitute “forward-looking statements” within the meaning of applicable securities laws. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management at this time, are inherently subject to significant business, economic and competitive uncertainties and contingencies. We caution that such forward-looking statements involve known and unknown risks, uncertainties and other risks that may cause our actual financial results, performance, or achievements to be materially different from our estimated future results, performance or achievements expressed or implied by those forward-looking statements. Numerous factors could cause actual results to differ materially from those in the forward-looking statements, including without limitation, our ability to achieve increased market acceptance for our product offerings and penetrate new markets; consolidation in the healthcare industry; the existence of undetected errors or similar problems in our software products; our ability to identify and complete acquisitions, manage our growth and integrate acquisitions; our ability to compete successfully; potential liability for the use of incorrect or incomplete data; the length of the sales cycle for our healthcare software solutions; interruption of our operations due to outside sources; our dependence on key customers; maintaining our intellectual property rights and litigation involving intellectual property rights; our ability to obtain, use or successfully integrate third-party licensed technology; compliance with existing laws, regulations and industry initiatives and future change in laws or regulations in the healthcare industry; breach of our security by third parties; our dependence on the expertise of our key personnel; our access to sufficient capital to fund our future requirements; and potential write-offs of goodwill or other intangible assets. This list is not exhaustive of the factors that may affect any of our forward-looking statements. Other factors that should be considered are discussed from time to time in SXC’s filings with the U.S. Securities and Exchange Commission, including the risks and uncertainties discussed in our 2007 Annual Report on Form 10-K, which is available at www.sec.gov. Investors are cautioned not to put undue reliance on forward-looking statements. All subsequent written and oral forward-looking statements attributable to SXC or persons acting on our behalf are expressly qualified in their entirety by this notice. We disclaim any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.
Certain of the assumptions made in preparing forward-looking information and management’s expectations include: maintenance of our existing customers and contracts, our ability to market our products successfully to anticipated customers, the impact of increasing competition, the growth of prescription drug utilization rates at predicted levels, the retention of our key personnel, our customers continuing to process transactions at historical levels, that our systems will not be interrupted for any significant period of time, that our products will perform free of major errors, our ability to obtain financing on acceptable terms and that there will be no significant changes in the regulation of our business.

For more information, please contact:
Jeff Park	Dave Mason	Susan Noonan
Chief Financial Officer	Investor Relations — Canada	Investor Relations — U.S.
SXC Health Solutions Corp.	The Equicom Group Inc.	The SAN Group, LLC
Tel: (630) 577-3206	416-815-0700 ext. 237	(212) 966-3650
investors@sxc.com	dmason@equicomgroup.com	susan@sanoonan.com

SXC HEALTH SOLUTIONS CORP.
Consolidated Balance Sheets
(in thousands of U.S. dollars except share data)

	(unaudited)
	March 31,	December 31,
	2008	2007

ASSETS

Current assets
Cash and cash equivalents	$96,562	$90,929
Accounts receivable, net of allowance for doubtful accounts of $361 (December 31, 2007 - $605)	16,780	17,990
Unbilled revenue	1,017	1,195
Prepaid expenses	2,828	2,361
Inventory	257	242
Income tax recoverable	77	1,073
Deferred income tax asset, current	2,657	3,246

Total current assets	120,178	117,036

Property, plant and equipment, net of accumulated depreciation of $14,168 (December 31, 2007 - $13,004)	15,068	13,629
Goodwill	15,996	15,996
Other intangible assets, net of accumulated amortization of $5,130 (December 31, 2007 - $4,734)	9,265	9,661
Deferred income tax asset	3,444	3,157

Total assets	$163,951	$159,479

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable	$750	$1,344
Salaries and wages payable	2,958	2,909
Accrued liabilities	5,099	4,807
Pharmacy benefit management rebates payable	4,178	2,766
Pharmacy benefit claim payments payable	1,821	2,059
Deferred revenue	6,004	6,750

Total current liabilities	20,810	20,635

Accrued liabilities	781	764
Deferred income tax liability	1,091	1,091
Deferred revenue	214	223
Deferred lease inducements	3,132	3,222
Deferred rent	1,113	1,087

Total liabilities	27,141	27,022

Shareholders’ equity
Common stock: no par value, unlimited shares authorized; 21,014,942 issued and outstanding at March 31, 2008 (December 31, 2007 - 20,985,934)	103,823	103,520
Additional paid-in capital	8,992	8,299
Retained earnings	23,995	20,638

Total shareholders’ equity	136,810	132,457

Total liabilities and shareholders’ equity	$163,951	$159,479

SXC HEALTH SOLUTIONS CORP.
Consolidated Statements of Operations
(in thousands of U.S. dollars except share data)

	Three months ended
	March 31,
	2008	2007
	(unaudited)

Revenue:
Transaction processing	$14,648	$13,832
Maintenance	4,210	4,075
Professional services	3,791	3,305
System sales	1,668	3,110

Total revenue	24,317	24,322

Cost of revenue	10,837	9,675

Gross profit	13,480	14,647

Expenses:
Product development costs	2,458	2,938
Selling, general and administration	5,871	6,190
Depreciation of property, plant and equipment	762	578
Amortization of intangible assets	396	396

	9,487	10,102

Income before the undernoted	3,993	4,545

Interest income	(1,053)	(1,058)
Interest expense	34	31

Net interest income	(1,019)	(1,027)

Net loss(gain) on disposal of capital assets	—	133
Other (income) expense	6	(1)

Income before income taxes	5,006	5,440

Income tax expense (recovery):
Current	1,382	1,846
Deferred	267	(139)

	1,649	1,707

Net income and comprehensive income	$3,357	$3,733

Earnings per share:
Basic	$0.16	$0.18
Diluted	$0.16	$0.17

Weighted average number of shares used in computing earnings per share:
Basic	20,995,688	20,552,304
Diluted	21,489,156	21,747,608

SXC HEALTH SOLUTIONS CORP.
Consolidated Statements of Cash Flows
(in thousands of U.S. dollars)

	Three months ended
	March 31,
	2008	2007
	(unaudited)

Cash flow from operations:
Net income	$3,357	$3,733
Items not involving cash, net of effects from acquisition:
Stock-based compensation	779	403
Depreciation of property, plant and equipment	1,164	939
Amortization of intangible assets	396	396
Deferred lease inducements and rent	(64)	189
Loss on disposal of property, plant & equipment	—	133
Deferred income taxes	302	381
Loss (gain) on foreign exchange	14	(13)
Changes in operating assets and liabilities:
Accounts receivable	1,210	(1,411)
Unbilled revenue	178	(597)
Prepaid expenses	(467)	522
Inventory	(15)	(23)
Income tax recoverable	996	—
Income taxes payable	—	1,677
Accounts payable	(594)	1,304
Accrued liabilities	358	(2,300)
Deferred revenue	(755)	370
Pharmacy benefit claim payments payable	(238)	2,755
Pharmacy benefit management rebates payable	1,412	1,349

Net cash provided by operations	8,033	9,807

Cash flow from investing activities:
Purchase of property, plant and equipment	(2,603)	(4,890)
Lease inducements received	—	247
Proceeds from disposal of property, plant and equipment	—	9

Net cash used in investing activities	(2,603)	(4,634)

Cash flow from financing activities:
Proceeds from exercise of options	195	838
Tax benefit on option exercises	22	—

Net cash provided by financing activities	217	838

Effect of foreign exchange on cash balances	(14)	13

Increase in cash and cash equivalents	5,633	6,024

Cash and cash equivalents, beginning of period	90,929	70,943

Cash and cash equivalents, end of period	$96,562	$76,967